Exhibit 99.1

NewsRelease

TC PipeLines, LP Announces 2012 First Quarter Cash Distribution and Financial Results

HOUSTON, Texas – April 24, 2012 – TC PipeLines, LP (NYSE: TCP) (the Partnership) today announced that the board of directors of TC PipeLines GP, Inc., its general partner, declared the Partnership’s first quarter 2012 cash distribution of $0.77 per common unit.  The distribution is equivalent to the fourth quarter 2011 distribution and represents a 2.7 percent increase over the distribution of $0.75 per common unit paid in first quarter 2011.  The distribution is payable on May 15, 2012 to unitholders of record as of the close of business on May 4, 2012.

The Partnership also reported first quarter 2012 cash flows of $50 million compared to $48 million for the same period in 2011.  Net income in first quarter 2012 was $39 million or $0.71 per common unit compared to $42 million or $0.90 per common unit for the same period in 2011.

“The Partnership performed relatively well in the first quarter, despite the warm winter, high storage levels and low natural gas prices,” said Steve Becker, president of TC PipeLines GP, Inc. “These challenging market conditions impacted Great Lakes' first quarter 2012 results. The other assets in the portfolio continue to perform as expected due to the long-term, ship or pay contracts on each pipeline system. Looking forward, the Partnership’s infrastructure assets provide us solid foundations upon which we look to pursue future growth opportunities.”

First Quarter Highlights (All financial figures are unaudited)

•	Partnership cash flows of $50 million

•	Paid cash distributions of $42 million

•	Declared cash distributions of $0.77 per common unit

•	Net income of $39 million or $0.71 per common unit

•	Received Federal Energy Regulatory Commission (FERC) approval on Tuscarora settlement for rates effective January 1, 2012

The Partnership’s financial highlights for the first quarter of 2012 compared to first quarter 2011 were:

(unaudited)	Three months ended March 31,
(millions of dollars except per common unit amounts)	2012	2011
Partnership cash flows(a)	50	48
Cash distributions paid	(42)	(35)
Cash distributions declared per common unit	$0.77	$0.75
Net income(b)	39	42
Net income per common unit(c)	$0.71	$0.90
Weighted average common units outstanding (millions)	53.5	46.2
Common units outstanding at end of period (millions)	53.5	46.2

(a) Partnership cash flows is a non-GAAP financial measure. Refer to the section entitled “Partnership Cash Flows” for further detail.

(b)There were no equity earnings from GTN and Bison in the 2011 period as the 25 percent interests in each were acquired in May 2011.

(c) Net income per common unit is computed by dividing net income, after deduction of the General Partner’s allocation, by the weighted average number of common units outstanding. The General Partner’s allocation is computed based upon the General Partner’s effective two percent General Partner interest plus an amount equal to incentive distributions.

Recent Developments

On April 24, 2012, the board of directors of our General Partner declared the Partnership’s first quarter 2012 cash distribution in the amount of $0.77 per common unit, payable on May 15, 2012 to unitholders of record as of May 4, 2012.

Consistent with the results we experienced in November and December 2011, during first quarter 2012, Great Lakes was unable to market all of its available long-haul capacity, which traditionally has been sold out.  During the first quarter, 440 thousand dekatherms per day or 28 percent of Great Lakes’ available annual long-haul capacity went unsold. As a result of the unsold winter capacity, Great Lakes’ transmission revenue for the first quarter of 2012 was $21 million lower than the same period in 2011. This resulted in a $9 million reduction to the Partnership’s equity earnings in first quarter 2012 compared to first quarter 2011. Great Lakes is fully contracted for its long-haul capacity through the 2012 summer season of April 1, 2012 to October 31, 2012. The capacity under those contracts, however, was sold at lower rates relative to the same period in 2011. Currently, 22 percent of Great Lakes' long-haul capacity available at November 1, 2012 is contracted, although at less than maximum rates.

On March 9, 2012, Tuscarora received FERC approval of the Tuscarora Settlement effective January 1, 2012. Compared to 2011, the Tuscarora Settlement will reduce Tuscarora’s cash flows by approximately $6 million.  Net income will be lower by $3 million, as the lower revenue will be offset by lower depreciation expense.

Northern Border’s long-haul capacity is substantially contracted through March 2013. Despite the warm winter and low basis differentials across North America, Northern Border has successfully negotiated contract extensions for substantially all of the Canada to Ventura contracts that expire in 2012. The majority of these extensions were for terms of three years or longer.

Partnership Cash Flows

The Partnership uses the non-GAAP financial measures “Partnership cash flows” and “Partnership cash flows before General Partner distributions” as they provide measures of cash generated during the period to evaluate our cash distribution capability. Management also uses these measures as a basis for recommendations to our General Partner’s board of directors regarding the distribution to be declared each quarter. Partnership cash flow information is presented to enhance investors’ understanding of the way that management analyzes the Partnership’s financial performance.

Partnership cash flows include cash distributions from the Partnership’s equity investments, Great Lakes, Northern Border, GTN and Bison, plus operating cash flows from the Partnership’s wholly-owned subsidiaries, North Baja and Tuscarora, net of Partnership costs and distributions declared to the General Partner.

Partnership cash flows and Partnership cash flows before General Partner distributions are provided as a supplement to GAAP financial results and are not meant to be considered in isolation or as substitutes for financial results prepared in accordance with GAAP.

First Quarter 2012
Partnership cash flows increased $2 million to $50 million in the first quarter of 2012 compared to $48 million in the same period of 2011. This increase was primarily due to cash distributions from GTN and Bison, which were acquired in May 2011. These cash flows were partially offset by decreased cash distributions from Great Lakes.

The Partnership paid distributions of $42 million in the first quarter of 2012, an increase of $7 million compared to the same period in 2011 due to an increase in the number of common units outstanding and an increase of $0.02 per common unit paid beginning in the third quarter of 2011.

Net Income

To supplement our financial statements, we have presented a comparison of the earnings contribution from each of our investments as an attachment. We have presented earnings in this format to enhance investors’ understanding of the way management analyzes our financial performance. We believe this summary provides a meaningful comparison of our current period earnings relative to the prior year, as we account for our partially-owned pipeline systems using the equity method. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with GAAP.

First Quarter 2012
Net income decreased $3 million to $39 million in the first quarter of 2012 compared to $42 million in the same period in 2011. This decrease was primarily due to lower equity earnings from Great Lakes, offset by earnings from the 25 percent interests in GTN and Bison, which were acquired in May 2011.

Equity earnings from Great Lakes were $9 million in the first quarter of 2012, a decrease of $9 million compared to the same period in 2011. The decrease in equity earnings was primarily due to lower transportation revenue due to lack of re-marketing long-term, long-haul capacity.

Liquidity and Capital Resources

At March 31, 2012, there was $328 million outstanding on the Partnership’s $500 million senior revolving credit facility. The Partnership was in compliance with the covenants of the credit agreement at March 31, 2012.

Conference Call
Analysts, members of the media, investors and other interested parties are invited to participate in a teleconference by calling 866.225.0198 on Wednesday, April 25, 2012 at 11:00 a.m. central daylight time (CDT)/12 p.m. eastern daylight time (EDT). Steve Becker, President of the General Partner, will discuss the first quarter 2012 financial results and provide an update on the Partnership’s business developments, followed by a question and answer session for the investment community and media. Please dial in 10 minutes prior to the start of the call. No pass code is required. A live webcast of the conference call will also be available through the Partnership’s website at www.tcpipelineslp.com. Slides for the presentation will be posted on the Partnership’s website under “Event and Presentations” prior to the webcast.

A replay of the teleconference will also be available two hours after the conclusion of the call and until 11 p.m. (CDT)/midnight (EDT) on May 2, 2012, by calling 800.408.3053, then entering pass code 6220304.

TC PipeLines, LP (NYSE: TCP) has interests in over 5,550 miles of federally regulated U.S. interstate natural gas pipelines which serve markets across the United States and Eastern Canada. This includes significant interests in Great Lakes Gas Transmission Limited Partnership and Northern Border Pipeline Company as well as 25 percent ownership interest in each of Gas Transmission Northwest LLC, and Bison Pipeline LLC. TC PipeLines, LP also has 100 percent ownership of North Baja Pipeline, LLC and Tuscarora Gas Transmission Company. TC PipeLines, LP is managed by its General Partner, TC PipeLines GP, Inc., an indirect wholly owned subsidiary of TransCanada Corporation (NYSE: TRP). TC PipeLines GP, Inc. also holds common units of TC PipeLines, LP.  For more information about TC PipeLines, LP, visit the Partnership’s website at www.tcpipelineslp.com.

Cautionary Statement Regarding Forward-Looking Information
This news release contains forward-looking statements regarding expectations of future events and results.  TC PipeLines, LP believes that these statements are based on reasonable assumptions made with current and complete information but there is no guarantee that expectations of future results will be achieved.  These expectations are subject to a number of risks and uncertainties.  Important factors that could cause actual results to differ materially from those expressed or implied in this release are described in TC PipeLines, LP’s Form 10-K and Form 10-Q filings with the Securities and Exchange Commission (SEC).   These filings are available to the public over the Internet at the SEC’s website (www.sec.gov) and at TC PipeLines, LP’s website (www.tcpipelineslp.com).  TC PipeLines, LP disclaims any intention or obligation to publicly update or revise any forward-looking statements to account for new information, future results or any other reason.

Media Inquiries:	Shawn Howard	403.920.7859
Unitholder and Analyst Inquiries:	Lee Evans	877.290.2772 investor_relations@tcpipelineslp.com

TC PipeLines, LP
Financial Summary

Consolidated Statement of Income

(unaudited)	Three months ended March 31,
(millions of dollars except per common unit amounts)	2012	2011

Equity earnings from unconsolidated affiliates:
Great Lakes	9	18
Northern Border	20	21
GTN (a)	6	-
Bison (a)	3	-
Transmission revenues	16	17
Operating expenses	(4)	(3)
General and administrative	(2)	(2)
Depreciation	(3)	(4)
Financial charges and other	(6)	(5)
Net income	39	42

Net income allocation
Common units	38	41
General partner	1	1
	39	42

Net income per common unit	$0.71	$0.90

Weighted average common units outstanding (millions)	53.5	46.2

Common units outstanding, end of the period (millions)	53.5	46.2

(a) There were no equity earnings from GTN and Bison in the 2011 period as the 25 percent interests in each were acquired in May 2011.

Consolidated Condensed Balance Sheet

(unaudited)
(millions of dollars)	March 31, 2012	December 31, 2011
ASSETS
Current assets	13	38
Investment in unconsolidated affiliates	1,606	1,610
Other assets	431	434
	2,050	2,082

LIABILITIES AND PARTNERS' EQUITY
Current liabilities	12	6
Other liabilities	1	1
Long-term debt, including current portion	707	742
Partners' equity	1,330	1,333
	2,050	2,082

Non-GAAP Measures
Reconciliation of Net Income to Partnership Cash Flows

(unaudited)	Three months ended March 31,
(millions of dollars except per common unit amounts)	2012	2011
Net income(a)	39	42
Add:
Cash distributions from Great Lakes(b)	11	17
Cash distributions from Northern Border(b)	25	26
Cash distributions from GTN(b)	5	-
Cash distributions from Bison(b)	4	-
Cash flows provided by Other Pipes' operating activities	14	13
	59	56
Less:
Equity earnings from unconsolidated affiliates	(38)	(39)
Other Pipes' net income	(9)	(10)
	(47)	(49)
Partnership cash flows before General Partner distributions	51	49
General Partner distributions(c)	(1)	(1)
Partnership cash flows	50	48

Cash distributions declared	(42)	(35)
Cash distributions declared per common unit(d)	$0.77	$0.75
Cash distributions paid	(42)	(35)
Cash distributions paid per common unit(d)	$0.77	$0.75

(a) There were no equity earnings from GTN and Bison in the 2011 period as the 25 percent interests in each were acquired in May 2011.
(b) In accordance with the cash distribution policies of the respective pipeline systems, cash distributions from Great Lakes, Northern Border, GTN and Bison are based on their respective prior quarter financial results.
(c) General Partner distributions represent the cash distributions declared to the General Partner with respect to its effective two percent General Partner interest plus an amount equal to incentive distributions.
(d) Cash distributions declared per common unit and cash distributions paid per common unit are computed by dividing cash distributions, after the deduction of the General Partner's allocation, by the number of common units outstanding.

Average Daily Scheduled Volumes(a)

Our pipeline systems generally sell capacity under contracts under which shippers are obligated to pay for their contracted capacity regardless of utilization.

(unaudited)	Three months ended March 31,
(million cubic feet per day)	2012	2011
Great Lakes	1,996	2,892
Northern Border	2,918	2,778
GTN(b)	2,106	1,958

(a) Average daily scheduled volumes represent volumes of natural gas, irrespective of path or distance transported, from which variable usage fee revenue is earned. Average daily scheduled volumes are not presented for Bison, North Baja and Tuscarora as cash flows and net income from these investments are primarily underpinned by long-term firm contracts and do not vary significantly with changes in utilization.
(b) A 25 percent interest in GTN was acquired in May 2011. Average daily scheduled volumes for 2011 are presented for comparative information purposes only.

Growth and Maintenance Capital Expenditures(a)(b)

(unaudited)	Three months ended March 31,
(millions of dollars)	2012	2011
Maintenance Capital	3	2
Growth Capital	1	-

(a) Represents the Partnership's share of the assets’ capital expenditures.
(b) The 2011 period capital expenditures does not include GTN and Bison as the 25 percent interests in each were acquired in May 2011.